US Bancorp Investments, Inc.
800 Nicollet Mall
Minneapolis, MN 55402

December 19, 2002

ChampionLyte Asset Acquisition, LLC
2999 NE 191st Street, Penthouse 2
North Miami, FL 33180

         Re:     Purchase of Series II Convertible Stock (the "Preferred Stock") of ChampionLyte Products, Inc. ("ChampionLyte")

Gentlemen:

         You have previously agreed to a transaction (the “Preferred Stock Sale”) in which U.S. Bancorp (“USB”) will sell all of its shares of the Preferred Stock to ChampionLyte Asset Acquisition LLC (the “Purchaser”) for an aggregate purchase price of $300,000.

        With respect to the Preferred Stock Sale, and as a condition of its consummation, USB and Purchaser agree as follows:

        With 1.     Representations and Warranties of the Purchasers.    In connection with the sale and transfer of the shares of Preferred Stock, the purchaser represents and warrants to USB that such Purchaser:

(a)	is in a financial position to hold the Preferred Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of the Purchaser's investment in the Preferred Stock;

(b)	believes that Purchaser, either along or with the assistance of the Purchaser's own professional advisor, has such knowledge and experience in financial and business matters that Purchaser is capable of reading and interpreting financial statements and evaluating the merits and risks of the investment in the Preferred Stock and has the net worth to undertake those risks;

(c)	has obtained, to the extent Purchaser deems necessary, Purchaser's own professional advice with respect to the risks inherent in the investment in the Preferred Stock, and the suitability of an investment in the Preferred Stock in light of the Purchaser's financial condition and investment needs;

(d)	believes that an investment in the Preferred Stock is suitable for the Purchaser based upon Purchaser's investment objectives and financial needs, and Purchaser has adequate means for providing for Purchaser's current financial needs and personal contingencies and has no need for liquidity of investment with respect to the Preferred Stock;

(e)	has received and thoroughly reviewed copies of all of ChampionLyte's periodic reports, proxy statements and other filings with the Securities and Exchange Commission and such press releases and other materials as Purchaser has deemed appropriate;

(f)	recognizes that an investment in the Preferred Stock involves a high degree of risk, including, but not limited to, the risk of economic losses from operations of ChampionLyte;

(g)	has been advised that the shares of Preferred Stock are (and will continue to be following consummation of the Preferred Stock Sale) "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), and has consulted with Purchaser's legal advisors to the extent Purchaser has deemed appropriate as to the implications of this fact;

(h)	has been advised that USB is selling the shares of Preferred Stock pursuant to exemptions from the registration requirements of applicable federal and state securities laws and that USB's reliance upon such exemptions is predicated in part on Purchaser's representations herein;

(i)	Purchaser is purchasing the Preferred Stock for Purchaser's own account and for investment and not with a view to distribution of the Preferred Stock, that the Purchaser has made no agreement with others regarding any of the shares of Preferred Stock and that the Purchaser's financial condition is such that it is not likely that it will be necessary to dispose of any of the Shares of Preferred Stock in the foreseeable future (Purchaser is aware that, in the view of the Securities and Exchange Commission, a purchase of the shares of Preferred Stock with an intent to distribute by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of the Company, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the shares of Preferred Stock and for which the shares of Preferred Stock were pledged, would represent an intent inconsistent with the representations set forth above);

(j)	Realizes that (i) the purchase of the Preferred Stock is a long term investment; (ii) Purchaser must bear the economic risk of investment for an indefinite period of time because the shares of the Preferred Stock will be "restricted securities" and are therefore subject to restrictions on resale; (iii) Purchaser may not be able to liquidate his investment in the event of an emergency or pledge any of the shares of the Preferred Stock as collateral for loans; and (iv) transferability of the Preferred Stock is restricted and legends will be placed on the certificates representing the Preferred Stock referring to the applicable restrictions on transferability;

(k)	Is domiciled in and received the offer and made the decision to invest in the Preferred Stock at the address set forth above and that the Preferred Stock is being purchased by Purchaser in the Purchaser's name solely for Purchaser's own beneficial interest and not as a nominee for, or on behalf of, or for the beneficial interest of, or with the intent to transfer to, any other person, trust or organization;

(l)	Qualifies as an "accredited investor" as that term is used in Regulation D promulgated under the Securities Act;

(m)	Has consulted with Purchaser's legal advisors to the extent Purchaser has deemed appropriate as to the implications of Florida Statutes 607.0901 and 607.0902 for Purchaser's purchase of the Preferred Stock; and

(n)	Has been represented by legal counsel representing Purchaser's interests to the extend Purchaser has deemed appropriate; and

         2.     ChampionLyte Agreements.   USB is a party to the following agreements with ChampionLyte that grant it certain rights and impose certain obligations on it; (i) Securities Purchase Agreement dated as of June 16, 2000 (the "SPA"), (ii) Registration Rights Agreement dated as of June 16, 2000 (the "RRA)), (iii) Investor Rights Agreement dated as of June 16, 2000 (the "IRA") and (iv) Securityholders' Agreement dated as of June 16, 2000 (the "SHA" and, together with the SPA, the RRA, the IRA, the "Agreements"). With respect to the Agreements:

(a)	each of the Purchasers represents and warrants to USB that is has reviewed each Agreement and has consulted with its legal advisors to the extent it has deemed appropriate with respect to those Agreements; and

(b)	the parties agree that USB shall send a notice to ChampionLyte with respect to the Agreements in substantially the form of Exhibit 'A'; and

(c)	the purchaser agrees to execute and deliver to USB for delivery to ChampionLyte an agreement to be bound in substantially the form of Exhibit B.

        With To indicate your agreement to the foregoing, please sign below and return a copy to us.

Sincerely, U.S. Bancorp By: /s/ Lawrence M. Backes Name: Lawrence M. Backes Title: SR V.P.

Agreed and accepted this 31st day of December 2002 ChampionLyte Asset Acquisition, LLC By: /s/ Robert Press Name: Robert Press Title: Vice President

Exhibit A

US Bancorp Investments, Inc.
800 Nicollet Mall
Minneapolis, MN 55402

December 23, 2002

ChampionLyte Products, Inc.
1356 N.W. Boca Raton Blvd.
Boca Raton, Florida 33432

         Re:     Series II Convertible Preferred Stock and Related Agreements

Ladies and Gentlemen:

        We are writing to inform you that we have sold all of our shares (the “Shares”) of Series II Convertible Preferred Stock (the “Preferred Stock”) to ChampionLyte Asset Acquisition LLC (the “Purchaser”).

        The stock certificate representing the Shares has been delivered to you together with this letter. We request that you issue a new certificate to the Purchaser representing the Shares and deliver those certificates to the escrow agent for the transaction at the following address:

Anslow and Jaclin, LLP., Freehold Executive Center, 4400 Route 9 South, 2nd Floor, Freehold, NJ 07728, Attention: Mr. Richard Anslow, Esq.

        As you know, we are party to the following agreements with ChampionLyte that relate to the shares: (i) Securities Purchase Agreement dated as of June 16, 2000 (the “SPA”), (ii) Registration Rights Agreement dated as of June 16, 200 (the “RRA”),(iii) Investor Rights Agreement dated as of June 16, 2000 (the “IRA”), and (iv) Securityholders’ Agreement dated as of June 16, 2000 (the “SHA”). With respect to these agreements, we have received the attached Agreements to be bound from each of the Purchasers pursuant to which:

(a)	the Purchaser has represented that it is an "accredited investor";

(b)	the Purchaser has agreed in writing to take and hold the Preferred Stock subject to the provisions and upon the conditions specified in Article 7 of the SPA and the Other Agreements (as defined in the SPA), as applicable, as required by Section 7.1 of the SPA in connection with USB's transfer of the Preferred Stock to the Purchaser;

(c)	the Purchaser has agreed in writing to assume the obligations of USB under, and be bound by the terms of, the RRA, as required by Section 5.5.1 of the RRA in connection with a transfer of USB's rights thereunder;

(d)	the Purchaser has agreed to be bound by the provisions of the IRA, as required by Section 4.2 of the IRA in connection with a transfer of USB's rights thereunder;

(e)	the Purchaser has agreed in writing to be bound by the provisions of the SHA, as required by Section 6 of the SHA in connection with a transfer of USB's rights thereunder.

If you have any questions regarding the foregoing, please contact Lawrence M. Backes at (612)303-4130.

Sincerely, U.S. Bancorp By: /s/ Lawrence M. Backes Name: Lawrence M. Backes Title: SR V.P.

Exhibit B

CHAMPIONLYTE PRODUCTS, INC

AGREEMENT TO BE BOUND

        In connection with a transfer of shares of Series II Convertible Preferred Stock (the “Preferred Stock”) of ChampionLyte Products, Inc., a Florida corporation (the “Company”), from U.S. Bancorp (“USB”) to the undersigned, the undersigned:

(a)	represents and warrants to the Company that the undersigned qualifies as an "accredited investor", as that term is used in Regulation D promulgated under the Securities Act of 1933, as amended; and

(b)	agrees with the Company:

(i)	to take and hold the Preferred Stock subject to the provisions and upon the conditions specified in Article 7 of the SPA and the other Agreements (as defined in the SPA), as applicable, as required by Section 7.1 of the SPA in connection with USB's transfer of the Preferred Stock;

(ii)	to assume the obligations of USB under, and agrees to be bound by the terms of, the RRA, as required by Section 5.5.1 of the RRA in connection with a transfer of USB's rights thereunder;

(iii)	to be bound by the provisions of the IRA, as required by Section 4.2 of the IRA in connection with a transfer of USB's rights thereunder; and

(iv)	to be bound by the provisions of the SHA, as required by Section 6 of the SHA in connection with a transfer of USB's rights thereunder.

         This Agreement to be bound shall be effective as of December 19, 2002

ChampionLyte Asset Acquisition LLC By: /s/ Robert Press Name: Robert Press Title: Vice President